Filed Pursuant to Rule 433
Reg No 333-134553

FX Basket-Linked Note
(“Global Cash Basket:	Final Terms and Conditions
Long Trading Partners, Short USD”)	June 20, 2006
100% Principal-Protected
Contact: +1 (212) 526 5641

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

This note allows an investor to hold a long position in the Canadian Dollar (CAD), Chinese Renminbi (CNY), Euro (EUR), Japanese Yen (JPY), Mexican Peso (MXN), and Singapore Dollar (SGD) and a short position in the U.S. Dollar (USD) via a single basket consisting of these long and short currencies (with the long currencies having a positive weighting in the basket and the short currencies having a negative weighting in the basket).  If the Basket Value is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the notes plus an additional return which is dependent upon the Leverage (131%) multiplied by the performance of the basket, which is, in turn, linked to the performance of the long currencies vs. the USD.  If the Basket Value on the Valuation Date is less than or equal to zero, then the investor will receive at maturity only the principal amount of the notes, with no additional return.  The notes do not bear interest.

Issuer	Lehman Brothers Holdings Inc. (A1, A+, A+)

Issue Size	USD 3,500,000

Principal Protection	100%

Trade Date	June 20, 2006

Issue Date	June 26, 2006

Valuation Date	December 19, 2007

Maturity Date	December 27, 2007

Reference Currencies	Canadian Dollar (CAD), Chinese Renminbi (CNY), Euro (EUR), Japanese Yen (JPY), Mexican Peso (MXN), Singapore Dollar (SGD), and U.S. Dollar (USD)

Reference Exchange Rates	The spot exchange rates for each of the Reference Currencies quoted against the U.S. dollar expressed as number of currency units per USD 1.

Issue Price	100%

Leverage	131%

Redemption Amount	Principal Protection * principal amount of each note, plus Additional Amount, if any

Additional Amount	A single U.S. dollar payment on the Maturity Date equal to the principal amount of the notes multiplied by (subject to the occurrence of a Disruption Event):

Leverage * Basket Value

provided that the minimum Additional Amount payable on the notes shall be zero.

Basket Value	The sum of the following quotients in respect of each Reference Currency:

Initial Reference Currency Amount
Settlement Rate

Initial Reference Currency Amount	The Initial Reference Currency Amount for the USD and each Reference Currency per USD 1 as set forth below:

	Reference Currency	Initial Reference Currency Rate	Weighting	Initial Reference Currency Amount
	CAD	1.1156	20.0%	0.22312
	CNY	8.0029	20.0%	1.60058
	EUR	0.79523	15.0%	0.11928
	JPY	114.9300	20.0%	22.98600
	MXN	11.4900	15.0%	1.72350
	SGD	1.5936	10.0%	0.15936
	USD	1	-100.0%	-1

Where Initial Reference Currency Amount = Weighting * Initial Reference Currency Rate

The Initial Reference Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the Trade Date.

Settlement Rate	For each Reference Currency, the Reference Exchange Rate on the Valuation Date, observed as per the Settlement Rate Option (subject to the occurrence of a Price Source Unavailability Event).

Settlement Rate Option and Valuation Business Day:	Reference Currency	Screen Reference		Valuation Business Day
	CAD	1FED		New York
	CNY	SAEC		Beijing
	EUR	One divided by spot rate on 1FED		New York
	JPY	1FED		New York
	MXN	USDMXNFIX=		Mexico City
	SGD	ABSIRFIX01		Singapore

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I.

Business Day	New York

Business Day Convention	Following

Disruption Event

Upon the occurrence of a Disruption Event with respect to any Reference Currency on any day during the term of the notes, the Calculation Agent shall determine the Additional Amount payable on the Maturity

Date in good faith and in a commercially reasonable manner.

A “Disruption Event” means any of the following events (other than a Price Source Unavailability Event), as determined in good faith by the Calculation Agent:

(A)

the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of any Reference Currency into USD through customary legal channels; or (y) for any Reference Currency other than EUR, the delivery of USD from accounts inside the country for which a Reference Currency is the lawful currency (such jurisdiction with respect to such Reference Currency, the “Reference Currency Jurisdiction”) to accounts outside that Reference Currency Jurisdiction;

	(B)	the occurrence of any event causing the Reference Exchange Rate for any Reference Currency to be split into dual or multiple currency exchange rates; or

(C)

the occurrence and/or existence of any event (other than those set forth in (A) or (B) above or those constituting a Price Source Unavailability Event) with respect to any Reference Currency that prevents or makes impossible (x) the Calculation Agent’s ability to calculate the Additional Amount, (y) the Issuer’s fulfilment of its obligations under the notes, or (z) the ability of the Issuer or any of its affiliates through which it hedges its position under the notes to hedge such position or to unwind all or a material portion of such hedge.

Price Source Unavailability Event

Upon the occurrence of a Price Source Unavailability Event with respect to a Reference Currency, the Settlement Rate for the affected Reference Currency will be determined in accordance with the Fallback Rate Observation Methodology (as defined under “Description of the Notes—Currency-Indexed Notes” in the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I).

A “Price Source Unavailability Event” means, as determined in good faith by the Calculation Agent, the Settlement Rate being unavailable for a Reference Currency, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Settlement Rate for a Reference Currency, on the relevant Valuation Date.

Calculation Agent	Lehman Brothers Inc.

Underwriter	Lehman Brothers Inc.

Identifier	ISIN:	US52517PJ934

	CUSIP:	52517PJ93

Settlement System	DTC

Denominations	USD 1,000 and whole multiples of USD 1,000

Issue Type	US MTN

United States Federal Income Tax Treatment:  Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I.

Historical Exchange Rates

The following charts show the weekly spot exchange rates for each Reference Currency (other than the U.S. dollar) in the period from the week ending June 15, 2003 through the week ending June 18, 2006, using historical data obtained from Reuters.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Value are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Value or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

The following chart shows the hypothetical Basket Value based on the hypothetical composite performance of the Reference Currencies using weekly data for the Reference Currencies obtained from Reuters. The Basket Value was indexed to a level of 0.0 on the Trade Date based upon the Initial Reference Currency Rates determined on the Trade Date. The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Value described above.  Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.

Hypothetical Additional Amount Payment Examples

The following payment examples for this note shows scenarios under which the Additional Amount will or will not be payable on the notes, based on values for the Leverage (131%) and the Initial Reference Currency Rates (which were determined on the Trade Date) and hypothetical values for the Settlement Rates (which are determined on the Valuation Date) and the resulting Basket Value.  The Settlement Rate values have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.

Example 1: CAD, CNY, EUR, JPY, MXN, and SGD each appreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value greater than zero.

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Weighting	Initial Reference Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Initial Reference Currency Amount Divided By Hypothetical Settlement Rate
CAD	1.11560	20.0000%	0.22312	0.95942	0.23256
CNY	8.00290	20.0000%	1.60058	7.04255	0.22727
EUR	0.79523	15.0000%	0.11928	0.67594	0.17647
JPY	114.93000	20.0000%	22.98600	103.43700	0.22222
MXN	11.49000	15.0000%	1.72350	10.22610	0.16854
SGD	1.59360	10.0000%	0.15936	1.33862	0.11905
USD	1.00000	-100.0000%	-1.00000	1.00000	-1.00000

Basket Value =	0.14611
Leverage =	131%
Additional Amount=	19.14%

Basket Value is 0.14611, resulting in an Redemption Amount equal to 19.14% of the principal amount of the notes

Example 2: CAD, CNY, EUR, JPY, MXN, and SGD each depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value less than zero.

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Weighting	Initial Reference Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Initial Reference Currency Amount Divided By Hypothetical Settlement Rate
CAD	1.11560	20.0000%	0.22312	1.17138	0.19048
CNY	8.00290	20.0000%	1.60058	8.80319	0.18182
EUR	0.79523	15.0000%	0.11928	0.90656	0.13158
JPY	114.93000	20.0000%	22.98600	127.57230	0.18018
MXN	11.49000	15.0000%	1.72350	12.63900	0.13636
SGD	1.59360	10.0000%	0.15936	1.68922	0.09434
USD	1.00000	-100.0000%	-1.00000	1.00000	-1.00000

Basket Value =	-0.08524
Leverage =	131%
Additional Amount=	0.00%

Basket Value is -0.08524, resulting in an Redemption Amount equal to 0% of the principal amount of the notes

Example 3:  CAD, CNY, EUR and JPY appreciate relative to their Initial Reference Currency Rates and MXN and SGD depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value greater than zero.

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Weighting	Initial Reference Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Initial Reference Currency Amount Divided By Hypothetical Settlement Rate
CAD	1.11560	20.0000%	0.22312	0.95942	0.23256
CNY	8.00290	20.0000%	1.60058	7.04255	0.22727
EUR	0.79523	15.0000%	0.11928	0.67594	0.17647
JPY	114.93000	20.0000%	22.98600	103.43700	0.22222
MXN	11.49000	15.0000%	1.72350	12.63900	0.13636
SGD	1.59360	10.0000%	0.15936	1.68922	0.09434
USD	1.00000	-100.0000%	-1.00000	1.00000	-1.00000

Basket Value =	0.08922
Leverage =	131%
Additional Amount=	11.69%

Basket Value is 0.08922, resulting in an Redemption Amount equal to 11.69% of the principal amount of the notes

Example 4:  JPY, MXN, and SGD appreciate relative to their Initial Reference Currency Rates and CAD, CNY, and EUR depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value less than zero.

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Weighting	Initial Reference Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Initial Reference Currency Amount Divided By Hypothetical Settlement Rate
CAD	1.11560	20.0000%	0.22312	1.28294	0.17391
CNY	8.00290	20.0000%	1.60058	8.80319	0.18182
EUR	0.79523	15.0000%	0.11928	0.89066	0.13393
JPY	114.93000	20.0000%	22.98600	110.33280	0.20833
MXN	11.49000	15.0000%	1.72350	10.91550	0.15789
SGD	1.59360	10.0000%	0.15936	1.48205	0.10753
USD	1.00000	-100.0000%	-1.00000	1.00000	-1.00000

Basket Value =	-0.03659
Leverage =	131%
Additional Amount=	0.00%

Basket Value is -0.03659, resulting in an Redemption Amount equal to 0% of the principal amount of the notes